Exhibit 23(iv)

                   Consent of Independent Public Accountants

The Board of Directors
The Boston Bancorp:

     We consent to incorporation by reference in the Registration Statements (Nos. 33-12041, 33-28724 and 33-76958) on Forms S-8 of The Boston Bancorp of our report dated January 2, 1996, relating to the consolidated statement of financial condition of The Boston Bancorp and subsidiaries as of October 31, 1995 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended, which report is included in the October 31, 1995 Annual Report on Form 10-K of The Boston Bancorp.

                                                  /s/ KPMG Peat Marwick LLP
                                                      KPMG Peat Marwick LLP

Boston, Massachusetts
January 26, 1996